VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of January 25, 2013 by and among Healthcare Corporation of America, a New Jersey Corporation (the “Company”), Selway Capital Acquisition Corporation, a Delaware corporation (the “Buyer”), and each of the individuals and entities signatory hereto (each a “Voting Party” and collectively, the “Voting Parties”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2013, by and among the Buyer, Selway Merger Sub, Inc., a New Jersey corporation (the “Merger Sub”), the Company, Prescription Corporation of America, a New Jersey corporation, the representative (the “Stockholders’ Representative”) of the stockholders of the Company (each a “Stockholder” and collectively the “Stockholders”) and the representative of the Buyer (the “Buyer’s Representative”), Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Buyer would not enter into the Merger Agreement unless the Voting Parties entered into this Agreement; and

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Agreement to Vote. During the term of this Agreement, to the extent they are entitled under the Company’s Certificate of Incorporation, Bylaws or the New Jersey Business Corporation Act (collectively, the “Charter Documents”) to vote on the Merger and the Merger Agreement, each Voting Party agrees: (a) to appear (either in person or by proxy) at any meeting of stockholders of the Company called, whether a regular or special meeting; and (b) to vote, or execute and deliver a written consent covering, all securities of the Company that such Voting Party now has or hereafter acquires (hereinafter referred to as the “Voting Shares”) (i) in favor of the Merger and the Merger Agreement, (ii) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger, (iii) against any Takeover Proposal (as defined below) or any proposal relating to a Takeover Proposal, (iv) against any transaction or transactions (other than the transactions contemplated by the Merger Agreement) including any consolidation, combination, sale of substantially all the assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company and (v) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) result in any of the conditions to closing set forth in the Merger Agreement not being fulfilled or (z) change the capitalization of, including the voting rights of any class of capital stock of, the Company. Stockholder shall not commit or agree to take any action inconsistent with the foregoing, directly or indirectly.

As used herein, “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any current stockholder of the Company and any of their respective affiliates) or “group” of Persons acting in concert relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company or any of its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding common stock of the Company (“Company Common Stock”), (C) tender offer or exchange offer that if consummated would result in any Person (other than Buyer or any current stockholder of the Company and any of their respective affiliates) beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company Common Stock involved is 20% or more; in each case, other than the transactions contemplated by the Merger Agreement. As used herein, “Person” means any individual or entity.

2. Ownership of Voting Shares. Each Voting Party hereby represents and warrants that such Voting Party is the current record and beneficial of all Voting Shares as forth on the signature pages hereto in the column to the right of such Voting Party’s signature.

3. Successors in Interest of the Voting Parties and the Buyer. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein. Each Voting Party shall not, and the Company shall not, permit the transfer or disposition of any Voting Party’s Voting Shares unless and until the Person to whom such securities are to be transferred or disposed in favor of shall have executed a written agreement pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Person was a Voting Party hereunder.

4. Covenants. Each Voting Party agrees to not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by such Voting Party, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each party hereunder against impairment.

5. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6. Appraisal Rights. Each Voting Party hereby waives any rights of appraisal or rights to dissent from the Merger that such Voting Party may have.

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by the Charter Documents and applicable law.

9. Termination. This Agreement shall terminate upon the first to occur of the following:

9.1 Immediately after the Effective Time;

9.2 Concurrently with a Change of Recommendation (as defined in the Merger Agreement); or

9.3 Concurrently with the termination of the Merger Agreement.

10. Amendments and Waivers. Except as otherwise provided herein, additional parties may be added to this Agreement, and any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Buyer, (b) the Company, and (c) the holders of a majority of Voting Shares then held by the Voting Parties.

11. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

12. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions (other than sections 5-1401 and 5-1402 of the New York General Obligations law, which shall apply to this Agreement).

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature pages follow]

This Voting Agreement is hereby executed effective as of the date first set forth above.

“BUYER”

SELWAY CAPITAL ACQUISITION CORPORATION

By: /s/ Yaron Eitan
Name: Yaron Eitan
Title: Chief Executive Officer

THE “COMPANY”

HEALTHCARE CORPORATION OF AMERICA

By: /s/ Gary J. Sekulski
Name: Gary J. Sekulski
Title: Chief Executive Officer

[Signature pages to Voting Agreement]

“VOTING PARTIES”	Type and Number of Voting Shares Owned by Voting Party
/s/ Gary Sekulski
Gary Sekulski	Common Stock 11,000,000
/s/ Annie Saskowitz
Annie Saskowitz	Common Stock 230,000
/s/ Hemil Khandwala
Hemil Khandwala	Common Stock 100,000
/s/ John M. Phelps, Jr.
John M. Phelps, Jr.	Common Stock 1,406,372

RLJ PARTNERS
By:	/s/ Joshua Troy Wecke
Name: Joshua Troy Wecke Title: Owner		Common Stock 1,900,000

/s/ Roseann Wexler
Roseann Wexler	Common Stock 1,175,500

[Signature pages to Voting Agreement]

“VOTING PARTIES”	Type and Number of Voting Shares Owned by Voting Party
/s/ Ruth V. Ackerman
Ruth V. Ackerman	Common Stock 220,000

RX SERVICES INC.
By:	/s/ Hemil Khandwala	Common Stock 2,900,000
Name: Hemil Khandwala Title: President

/s/ Scott Weeber
Scott Weeber	Common Stock 100,000

THE OTIS FUND
By:	Victor Wexler	Common Stock 1,068,062
Name: Victor Wexler Title: President Title: Owner

[Signature pages to Voting Agreement]